4

                         SHAREHOLDER SERVICES AGREEMENT

     AGREEMENT to be effective September 15, 2000, by and between PRINCIPAL MANAGEMENT CORPORATION, (the "Administrator") and Delaware Charter Guarantee & Trust Company ("DCG").

     WHEREAS, The Administrator has entered into an Administrative Services Agreement with Principal Investors Fund, Inc. (the "Fund") pursuant to which the Administrator has agreed to provide certain shareholder services to retirement plans that are beneficial owners of the Plan Classes, as defined in the Administrative Services Agreement, of each of the series of the Fund that currently exists or hereafter is created and that offer the Plan Classes (the "Series"); and

     WHEREAS, DCG intends to act as custodian for certain Plans (the "DCG Plans") and in that capacity to serve as shareholder of record for the DCG Plans; and

     WHEREAS, The Administrator desires to contract with DCG to provide certain shareholder services for the DCG Plans.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.       APPOINTMENT OF SHAREHOLDER SERVICING AGENT

     The Administrator hereby appoints DCG to act as a shareholder servicing agent for the DCG Plans and to provide the services set forth below and DCG agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

2.   SERVICES FURNISHED BY DCG

     DCG shall provide the shareholder and administrative services set forth below (the "Shareholder Services") to the DCG Plans and shall pay all expenses associated with providing those services. Shareholder Services shall not include any activities or expenses that are primarily intended to result in the sale of additional shares of the Fund. Shareholder Services and related expenses may include, but are not limited to, the following:

     (a) receiving, aggregating and processing purchase, exchange and redemption requests from DCG Plans and placing purchase, exchange and redemption orders with the Fund's transfer agent;
     (b) providing DCG Plans with a service that invests the assets of their accounts in shares pursuant to pre-authorized instructions;
     (c) processing dividend payments from the Fund on behalf of DCG Plans and changing shareholder account designations;
     (d)  acting as shareholder of record and nominee for DCG Plans;
     (e)  maintaining account records for DCG Plans;
     (f) providing notification to DCG Plans regarding transactions affecting their accounts;
     (g) forwarding prospectuses, financial reports, tax information and other communications from the Fund to DCG Plans;
     (h) distributing, receiving, tabulating and transmitting voting instructions from DCG Plans; and
     (i)  other similar administrative services.

     In the carrying out of this function, DCG may contract with others, including companies affiliated with DCG, for data systems, processing services and other administrative services. DCG may at any time or times in its discretion appoint (and may at any time remove) other parties, including companies affiliated with DCG, as its agent to carry out such provisions of the Agreement as DCG may from time to time direct; provided, however, that the appointment of any such agent shall not relieve DCG of any of its responsibilities or liabilities hereunder.

3.   COMPENSATION FOR SERVICES

     The Administrator will pay DCG a fee as described in Appendix A hereto for services provided pursuant to this agreement.

4.   LIMITATION OF LIABILITY OF DCG

     DCG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on DCG's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Administrator or by DCG.

6.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Administrator and DCG for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

8.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


                        Principal Management Corporation


                        By  /s/A. S. Filean
                           -----------------------------------------------------
                           Arthur S. Filean, Senior Vice President


                        Delaware Charter Guarantee & Trust Company


                        By /s/Ned Burmeister
                           -----------------------------------------------------
                           Ned Burmeister, President

                         PRINCIPAL INVESTORS FUND, INC.
                                   SCHEDULE A


       With respect to the shares of the Fund owned of record by DCG and beneficially by the DCG Plans, the Administrator shall pay DCG a fee at an annual rate of 0.09% of the average daily net assets of the Funds' Preferred Class and Advisors Class shares and 0.13% of the average net assets of the Fund's Select Class and Advisors Select Class shares for each Series, and for each other Series added by the Fund hereafter for which DCG provides services as described in this Agreement.